NORTHEAST BANCORP
Exhibit 11. Statement Regarding Computation of Per Share Earnings

	Three Months Ended	Three Months Ended
	December 31, 2009	December 31, 2008
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,321,528	2,321,264

Total Diluted Shares	2,323,073	2,321,480

Net Income	$649,313	$293,575
Less:
Preferred Stock Dividend	52,837	11,363
Accretion of Preferred Stock	6,657	1,439
Amortization of issuance costs	1,300	136

Net income available to common stockholders	$588,519	$280,637

Basic Earnings Per Share	$0.25	$0.12

Diluted Earnings Per Share	$0.25	$0.12

	Six Months Ended	Six Months Ended
	December 31, 2009	December 31, 2008
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,321,430	2,318,353

Total Diluted Shares	2,326,204	2,332,132

Net Income	$1,144,982	$362,690
Less:
Preferred Stock Dividend	105,675	11,363
Accretion of Preferred Stock	13,303	1,439
Amortization of issuance costs	2,600	136

Net income available to common stockholders	$1,023,404	$349,752

Basic Earnings Per Share	$0.44	$0.15

Diluted Earnings Per Share	$0.44	$0.15